SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549



                                   FORM 8-K/A



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report: (Date of earliest event reported) January 26, 1999



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                           1-3247             16-0393470
(State or other jurisdiction       (Commission        (I.R.S. Employer
of incorporation)                  File Number)       Identification No.)



One Riverfront Plaza, Corning, New York               14831
(Address of principal executive offices)              (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

To clarify the information about income from continuing operations contained in the second sentence of the next to last paragraph of the January 25, 1999 press release, a revised release has been set forth below.

Item 7.   Financial Statements.


Exhibits:

The Registrant's press release of January 25, 1999, as revised.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   CORNING INCORPORATED
                                   Registrant



Date:  January 26, 1999            By /s/  KATHERINE A. ASBECK
                                           Katherine A. Asbeck
                                           Vice President and Controller

IMMEDIATE RELEASE                                  Media Contact:
                                                   Robert W. DeMallie
                                                   (607) 974-8778
                                                   demallierw@corning.com

                                                   Investor Relations Contact:
                                                   Katherine M. Dietz
                                                   (607) 974-8217
                                                   dietzkm@corning.com



             CORNING REPORTS IMPROVED PERFORMANCE IN FOURTH QUARTER


     CORNING, N.Y., January 25, 1999 - Corning Incorporated (NYSE:GLW) reported today that its 1998 fourth quarter net income from continuing operations before special items totaled $94.6 million, or $0.40 per share, compared with 1997 net income from the same operations of $91.7 million, or $0.39 per share. Fourth quarter sales were $926.8 million, up 3 percent compared with 1997 sales of $902.3 million.
     Corning recorded a non-operating gain in the fourth quarter of 1998 of $19.2 million ($9.7 million after tax), or $0.04 per share, primarily related to the divestiture of several small businesses in the company's Science Products Division. Including this gain, Corning's income from continuing operations for the fourth quarter of 1998 totaled $104.3 million, or $0.44 per share.
     Corning's Chairman and Chief Executive Officer Roger G. Ackerman said, "Although several of our businesses continue to experience severe price competition from Asian competitors, we are very pleased to have finished the year with better-than-expected overall performance and to have recovered from a weak first half. North American demand for optical fiber and cable, including our new LEAF optical fiber for high-data-rate networks, increased significantly. We also saw improvement in both our information display and environmental products businesses."
     Fourth-quarter revenue growth in the Telecommunications Segment was due primarily to the fast-paced growth of the Photonic Technologies Division.
The strong volume gains in optical fiber and cable were offset by the continuation of significant price declines. While fourth-quarter earnings in the segment were down versus 1997, the comparisons were better than the first three quarters of 1998.


                                     (more)

     The Advanced Materials Segment was positively impacted by growing demand for new products and manufacturing-efficiency gains in the environmental products business and by increased equity earnings from Eurokera, a maker of glass-ceramic cooking surfaces. These improvements were more than offset by the continued weakness in the semiconductor materials business and increased R&D spending in the advanced life science business.
     In the Information Display Segment, strengthening demand for liquid crystal display glass used in notebook computers and stronger-than-expected results in the North American-based conventional television glass business led the significant improvement in year-over-year fourth-quarter revenue and earnings growth.
     "The favorable trends in the second half, combined with strong demand in the telecommunications market for our LEAF optical fiber and photonic technologies, has put us on track to return to double-digit earnings growth in 1999," Ackerman said. "We will fuel this growth by continuing to invest in the development of new products for our growth platforms in telecommunications, information display and advanced materials."
     Corning reported full year 1998 income from continuing operations before special items of $353.8 million, or $1.50 share, compared to $408.9 million, or $1.72 per share from the same operations in 1997. Full-year sales were $3.48 billion, down slightly from 1997 sales of $3.52 billion.
     In addition to the non-operating gain in quarter four, full-year 1998 income from continuing operations includes a restructuring charge of $84.6 million ($49.2 million after tax and minority interest), or $0.21 per share, and a non-operating gain of $20.5 million ($13.2 million after tax), or $0.06 per share, recorded in the second quarter. Including these items, net income from continuing operations totaled $327.5 million, or $1.39 per share.
      Established in 1851, Corning Incorporated creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic components for the telecommunications industry; and high-performance displays and components for television and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. Corning's total revenues in 1998 were $3.5 billion. More information on the company is available at http://www.corning.com, Corning's website.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, statements included in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause results to differ materially, as discussed in the company's filing with the Securities and Exchange Commission.

Corning Incorporated and Subsidiary Companies
Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

                                      Year Ended         Three Months Ended
                                       Dec. 31,               Dec. 31,
                                  -------------------   -------------------
                                    1998       1997       1998       1997
                                  --------   --------   --------   --------
Revenues
 Net sales                       $ 3,484.0   $ 3,516.8   $ 926.8   $ 902.3
 Royalty, interest and
   dividend income                    48.4        37.5      15.5       9.1
 Non-operating gains                  39.7                  19.2
                                 ---------   ---------   -------   -------

                                   3,572.1     3,554.3     961.5     911.4

Deductions
 Cost of sales                     2,153.9     2,042.3     558.7     526.4
 Selling, general and
   administrative expenses           487.7       541.6     135.6     139.9
 Research, development and
   engineering expenses              293.9       250.3      80.1      75.2
 Provision for restructuring          84.6
 Interest expense                     56.7        72.0      12.9      15.1
 Other, net                           55.7        18.9      15.3       8.5
                                 ---------   ---------   -------   -------


Income from continuing
  operations before taxes on
  income                             439.6       629.2     158.9     146.3
Taxes on income from continuing
  operations                         132.8       209.5      48.7      48.3
                                 ---------   ---------   -------   -------

Income from continuing
  operations before minority
  interest and equity earnings       306.8       419.7     110.2      98.0
Minority interest in earnings
  of subsidiaries                    (60.9)      (76.3)    (22.3)    (20.1)
Dividends on convertible
  preferred securities of
  subsidiary                         (13.7)      (13.7)     (3.4)     (3.4)
Equity in earnings of associated
  companies                           95.3        79.2      19.8      17.2
                                 ---------   ---------   -------   -------

Income from continuing
  operations                         327.5       408.9     104.3      91.7
Income from discontinued
  operations, net of income
  taxes                               66.5        30.9                16.8
                                 ---------   ---------   -------   -------

Net Income                       $   394.0   $   439.8   $ 104.3   $ 108.5
                                 =========   =========   =======   =======

Basic Earnings Per Share
 Continuing operations           $    1.42   $    1.79   $  0.45   $  0.40
 Discontinued operations              0.29        0.13                0.07
                                 ---------   ---------   -------   -------
Net Income                       $    1.71   $    1.92   $  0.45   $  0.47
                                 =========   =========   =======   =======

Diluted Earnings Per Share
 Continuing operations           $    1.39   $    1.72   $  0.44   $  0.39
 Discontinued operations              0.28        0.13                0.07
                                 ---------   ---------   -------   -------
Net Income                       $    1.67   $    1.85   $  0.44   $  0.46
                                 =========   =========   =======   =======

Dividends Declared               $    0.72   $    0.72   $  0.18   $  0.18
                                 =========   =========   =======   =======

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Balance Sheets
(Unaudited; in millions)


                                        Dec. 31, 1998  Dec. 31, 1997
                                        -------------  -------------

        Assets

Current Assets
  Cash and short-term investments         $   45.4       $   97.0
  Receivables, net                           636.0          559.7
  Inventories                                458.7          428.3
  Deferred taxes on income and
     other current assets                    170.2          114.1
                                          --------       --------
       Total current assets                1,310.3        1,199.1

Investments                                  366.2          310.0

Plant and Equipment,  Net                  2,684.9        2,267.9

Goodwill and Other Intangible Assets, Net    309.7          294.2

Other Assets                                 310.8          263.1

Net Assets of Discontinued Operations                       357.6
                                          --------       --------
                                          $4,981.9       $4,691.9
                                          ========       ========

Liabilities and Stockholders' Equity

Current Liabilities
  Loans payable                           $  204.6       $  213.0
  Accounts payable                           291.7          300.0
  Other accrued liabilities                  578.4          444.7
                                          --------       --------
       Total current liabilities           1,074.7          957.7

Other Liabilities                            674.1          627.5
Loans Payable Beyond One Year                998.3        1,125.8
Minority Interest in Subsidiary
  Companies                                  346.1          349.3
Convertible Preferred Securities
  of Subsidiary                              365.2          365.3
Convertible Preferred Stock                   17.9           19.8
Common Stockholders' Equity                1,505.6        1,246.5
                                          --------       --------
                                          $4,981.9       $4,691.9
                                          ========       ========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 4, 1998


(1) Basic earnings per share is computed by dividing net income less dividends on Series B convertible preferred stock by the weighted average number of common shares outstanding during each period. The weighted average shares outstanding were 229.4 million and 229.6 million for the fourth quarter and year ended December 31, 1998, respectively, compared with 229.1 million and
     228.1 million for the same periods in 1997. Series B preferred dividends amount to $0.4 million and $1.6 million in the fourth quarter and year ended December 31, 1998 and 1997, respectively.

     Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding after adjusting both amounts by the effects of potentially dilutive securities. Net income is increased by the amount of income assumed to be received on conversion of Corning's convertible securities and, in 1998, adjusted for dividends on convertible preferred stock. The weighted average number of shares outstanding is increased by the amount of dilutive stock options, the number of dilutive securities assumed to be issued on conversion of Corning's convertible securities and, in 1997, convertible preferred stock. The shares used in computing diluted earnings per share for the fourth quarter and year ended December 31, 1998 were 243.8 million and 243.9 million, respectively, compared with 245.5 million and 245.4 million for the same periods in 1997.

(2) Depreciation and amortization charged to continuing operations during the years ended December 31, 1998 and 1997 totaled $298.0 million and $285.9 million, respectively.

(3) Corning's effective tax rate for continuing operations, excluding the impact of specials, was 28.1% and 30.5% for the fourth quarter and year ended December 31, 1998, respectively, and 33% and 33.3% for the same periods in 1997. The lower 1998 rate is due to a higher percentage of Corning's earnings resulting from consolidated entities with lower effective tax rates and growth in export sales of domestically produced products.

(4) In the fourth quarter of 1998, Corning recorded a non-operating gain of $19.2 million ($9.7 million after tax), or $0.04 per share, related to the divestiture of several small businesses within the science products division.

(5) On December 1, 1998, Corning acquired the 50% interest in Optical Fibres previously owned by BICC, plc. The consideration was comprised of approximately $47 million in cash and the assumption of $27 million in debt. The acquisition was recorded using the purchase method of accounting. The excess cost over the fair value of tangible net assets acquired is approximately $38 million and is being amortized over periods up to 20 years. Optical Fibres became a wholly owned subsidiary as a result of this transaction and the results of its operations are included in the consolidated financial statements from the date of the transaction.

(6) In the second quarter of 1998, Corning recorded a restructuring charge of $84.6 million ($49.2 million after tax and minority interest), or $0.21 per share. The charge is comprised of early retirement incentives and severance costs.

(7) In June, 1998, Molecular Simulations, Inc. (MSI) merged with Pharmacopeia, Inc., a publicly traded company (NASDAQ: PCOP). Corning previously owned 35% of MSI. Corning realized a gain of $20.5 million ($13.2 million after tax), or $0.06 per share from this transaction.

(8) On April 1, 1998, Corning completed the recapitalization and sale of a controlling interest in its consumer housewares business to an affiliate of Borden, Inc. Corning received cash proceeds of $593 million and will continue to retain an 8 percent interest in the Corning Consumer Products Company. In addition, Corning could receive an additional payment of up to $15 million if certain financial targets are met by Corning Consumer Products Company for the three year period 1998 - 2000.

     Corning recorded an after-tax gain of $67.1 million, or $0.29 per share, in the second quarter of 1998. Corning used approximately $350 million of the proceeds to repay current borrowings and will use the remaining proceeds to fund restructuring activities and to invest in its future operations.

     Corning's consolidated financial statements and notes thereto report the consumer housewares business as a discontinued operation. Prior period consolidated financial statements and notes have been restated accordingly.

(9) Dow Corning Corporation, in which Corning has a 50% interest, filed a plan of reorganization with the bankruptcy court in November 1998. The plan is the product of extended negotiations with the Tort Claimants' Committee, which is now a joint proponent of the plan. The bankruptcy court held hearings from January 20-22, 1999 to review the disclosure statement that the plan proponents propose to send to creditors. The hearing was continued until February 4, 1999. Assuming the bankruptcy court approves the disclosure statement, the plan of reorganization will require a favorable vote by many classes of creditors, as well as final court approval after further hearings, and may be subject to appeals. The recent developments tend to increase the probability that Dow Corning will successfully emerge from Chapter 11 proceedings, but the timing and eventual outcome of these proceedings are inherently uncertain.

(10) Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS 131) became effective December 31, 1998. Information for each of Corning's three operating segments for the fourth quarter and year-to-date 1998 and 1997 are below. These amounts do not include revenues, expenses and equity earnings not specifically identifiable to segments.


                                           Year ended     Three months ended
                                          December 31,       December 31,
                                         ---------------  ------------------
                                          1998      1997     1998    1997
                                          ----      ----     ----    ----
     Telecommunications
     Net sales                          $1,791.7  $1,795.3  $479.3  $460.9
     Income from continuing operations
       before minority interest and
       equity earnings                  $  221.9  $  307.3  $ 55.3  $ 69.8
         Minority interest in earnings
           of subsidiaries                 (37.3)    (46.0)   (6.9)  (14.1)
         Equity earnings of associated
           companies                        20.7      36.2     6.3     6.5
                                        --------  --------  ------  ------
     Segment net income                 $  205.3  $  297.5  $ 54.7  $ 62.2
                                        ========  ========  ======  ======

     Advanced Materials
     Net sales                          $1,020.1  $1,030.4  $252.4  $264.5
     Income from continuing operations
       before minority interest and
       equity earnings                  $   75.9  $   89.8  $ 20.2  $ 23.7
         Minority interest in earnings
           of subsidiaries                   0.3       0.7             0.4
         Equity earnings of associated
           companies                        17.6      13.1     6.4     3.7
                                        --------  --------  ------  ------
     Segment net income                 $   93.8  $  103.6  $ 26.6  $ 27.8
                                        ========  ========  ======  ======

     Information Display
     Net sales                          $  644.7  $  664.2  $185.4  $167.3
     Income from continuing operations
       before minority interest and
       equity earnings                  $   39.2  $   16.4  $ 23.9  $  4.1
         Minority interest in earnings
           of subsidiaries                 (27.6)    (31.0)  (15.4)   (6.5)
         Equity earnings of associated
           companies                        44.9      21.7     4.4     5.9
                                        --------  --------  ------  ------
     Segment net income                 $   56.5  $    7.1  $ 12.9  $  3.5
                                        ========  ========  ======  ======

     Total Segments
     Net sales                          $3,456.5  $3,489.9  $917.1  $892.7
     Income from continuing operations
       before minority interest and
       equity earnings                  $  337.0  $  413.5  $ 99.4  $ 97.6
         Minority interest in earnings
           of subsidiaries                 (64.6)   (76.3)   (22.3)  (20.2)
         Equity earnings of associated
           companies                        83.2      71.0    17.1    16.1
                                        --------  --------  ------  ------
     Segment net income                 $  355.6  $  408.2  $ 94.2  $ 93.5
                                        ========  ========  ======  ======


Corning, Incorporated and Subsidiary Companies     Contact: Katherine M. Dietz
(In millions)                                               (607) 974-8217
Exhibit 1


                                                1998
                               -----------------------------------------
                                 Q1      Q2      Q3      Q4      TOTAL
                               ------  ------  ------  ------  ---------


Telecommunications
Net sales                      $387.2  $441.4  $483.8  $479.3  $1,791.7
Income from continuing
  operations before minority
  interest and equity
  earnings                     $ 34.9  $ 52.8  $ 78.9  $ 55.3  $  221.9
    Minority interest in
      earnings of subsidiary     (6.9)  (11.0)  (12.5)   (6.9)    (37.3)
    Equity earnings of
      associated companies        4.5     8.4     1.5     6.3      20.7
                               ------  ------  ------  ------  --------
Segment net income             $ 32.5  $ 50.2  $ 67.9  $ 54.7  $  205.3
                               ======  ======  ======  ======  ========


Advanced Materials
Net sales                      $258.7  $261.3  $247.7  $252.4  $1,020.1
Income from continuing
  operations before minority
  interest and equity
  earnings                     $ 18.9  $ 19.8  $ 17.0  $ 20.2  $   75.9
    Minority interest in
      earnings of subsidiary      0.2     0.1                       0.3
    Equity earnings of
      associated companies        3.2     4.3     3.7     6.4      17.6
                               ------  ------  ------  ------  --------
Segment net income             $ 22.3  $ 24.2  $ 20.7  $ 26.6  $   93.8
                               ======  ======  ======  ======  ========


Information Display
Net sales                      $143.3  $146.2  $169.8  $185.4  $  644.7
Income from continuing
  operations before minority
  interest and equity
  earnings                     $ (9.4) $  7.2  $ 17.5  $ 23.9  $   39.2
    Minority interest in
      earnings of subsidiary      1.2    (5.6)   (7.8)  (15.4)    (27.6)
    Equity earnings of
      associated companies       16.4    17.5     6.6     4.4      44.9
                               ------  ------  ------  ------  --------
Segment net income             $  8.2  $ 19.1  $ 16.3  $ 12.9  $   56.5
                               ======  ======  ======  ======  ========


Total Segments
Net sales                      $789.2  $848.9  $901.3  $917.1  $3,456.5
Income from continuing
  operations before minority
  interest and equity
  earnings                     $ 44.4  $ 79.8  $113.4  $ 99.4  $  337.0
    Minority interest in
      earnings of subsidiary     (5.5)  (16.5)  (20.3)  (22.3)    (64.6)
    Equity earnings of
      associated companies       24.1    30.2    11.8    17.1      83.2
                               ------  ------  ------  ------  --------
Segment net income             $ 63.0  $ 93.5  $104.9  $ 94.2  $  355.6
                               ======  ======  ======  ======  ========


These amounts do not include revenues, expenses and equity earnings not specifically identifiable to segments.